Exhibit 99.1

Aradigm Announces Third Quarter 2018 Financial Results

Hayward, CA—November 15, 2018—Aradigm Corporation (NASDAQ: ARDM) (the “Company”) today announced financial results for the third quarter and nine months ended September 30, 2018.

Third Quarter 2018 Financial Results

The Company recorded $282,000 in revenue in the third quarter of 2018 compared with $2.7 million in revenue in the third quarter of 2017. The Company recognized $170,000 in contract revenue-related party, $52,000 in government contract revenue and $60,000 in government grant revenue for the third quarter of 2018, as compared to $2.7 million in contract revenue-related party, $6,000 in government contract revenue and $13,000 in government grant revenue for the third quarter of 2017.

Total operating expenses for the third quarter of 2018 were $2.8 million, compared with total operating expenses of $5.7 million for the third quarter of 2017. The decrease in research and development expenses of $2.0 million was due to a lower regulatory spend in support of Linhaliq during the ongoing EMA review process of the validated MAA submission and our ongoing interaction with the FDA to address the issues raised in their complete response letter dated 26 January 2018. The decrease in research and development expenses for the quarter was also due to lower employee related expenses from a reduction in headcount. The decrease in general and administrative expenses of $0.9 million was primarily related to lower legal expenses, lower consulting expenses and lower employee-related expenses due to a reduction in headcount.

Net loss for the third quarter of 2018 was $3.6 million or $(0.24) per share, compared with a net loss of $3.9 million or $(0.26) per share in the third quarter of 2017. For the quarter ended September 30, 2018, the net loss decreased by $0.3 million primarily from a decrease in operating expenses of $2.9 million offset by a decrease in revenue of $2.4 million and an increase of $0.2 million in other interest expense.

Liquidity and Capital Resources and Related Matters

As of September 30, 2018, the Company reported cash and cash equivalents of $2.9 million. During the second and third quarters of 2018 Aradigm raised an aggregate of approximately $7.0 million through the issuance and sale of promissory notes. In October 2018, Aradigm entered into an additional note purchase agreement for the issuance and sale of approximately $4 million in promissory notes, of which $2.0 million of promissory notes were issued and sold on October 25,

2018. Subject to the satisfaction of certain conditions, the Company anticipates that an additional closing for the issuance and sale of $2.0 million of promissory notes will occur prior to December 31, 2018. The Company believes that the $2.0 million received in October along with the cash balance of $2.9 million will be sufficient to fund operations through the fourth quarter of 2018. Aradigm is pursuing potential alternatives to resolve our cash position in the short-term as well as developing strategic options that would provide for our long-term viability. However, no assurance can be given that we will be successful in raising such additional capital on favorable terms or at all. Not achieving such funding on a timely basis would materially harm our business, financial condition and results of operations and could require us to delay or reduce the scope of all or a portion of our development programs, dispose of our assets or technology or to cease operations entirely.

About Non-Cystic Fibrosis Bronchiectasis

NCFBE is a severe, chronic and rare disease characterized by abnormal dilatation of the bronchi and bronchioles, frequently associated with chronic lung infections. It is often a consequence of a vicious cycle of inflammation, recurrent lung infections, and bronchial wall damage. NCFBE represents an unmet medical need with high morbidity and mortality that affects more than 150,000 people in the US. and over 200,000 people in Europe. There is currently no drug approved for the treatment of this condition.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of drugs for the prevention and treatment of severe respiratory diseases. Aradigm has completed two Phase 3 trials with Linhaliq (now named Apulmiq for the FDA), an investigational proprietary formulation of ciprofloxacin for inhalation for the treatment of NCFBE and submitted a New Drug Application (NDA) to the FDA on July 27, 2017 for this indication. Our goal is to commercialize Linhaliq in as many countries as possible to allow patients suffering from NCFBE to receive the benefits of Linhaliq. Patients, patient advocacy groups and key opinion leaders have expressed support for regulatory approval of Linhaliq as we work towards this goal. However, in January 2018, Aradigm received a Complete Response Letter (CRL) from the FDA regarding the NDA. We are currently working on addressing all issues raised in the CRL with the FDA. We are committed to continuing to work on obtaining regulatory approval of Apulmiq in the US. On March 8, 2018 Aradigm submitted a MAA to the EMA for the same indication. The MAA is validated and under review according to standard timelines. Aradigm’s inhaled ciprofloxacin formulations include Linhaliq and Lipoquin which are also product candidates for treatment of patients with cystic fibrosis and non-tuberculous mycobacteria, and for the prevention and treatment of high threat and bioterrorism infections, such as inhaled tularemia, pneumonic plague, melioidosis, Q fever and inhaled anthrax.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including the risk that Linhaliq may not receive regulatory approval or be successfully commercialized, the risk that we may not be able to raise additional capital on acceptable terms or at all, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 23, 2018, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation. Aplumiq and Linhaliq are registered trademarks of Grifols, S.A.

Source: Aradigm Corporation

Contact: John Siebert, PhD, 510-265-8800

Executive Chairman, Interim Principal Executive Officer and Acting Principal Financial Officer

ARADIGM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2018	2017	2018	2017
Revenues	$282	$2,728	$2,011	$12,096

Operating expenses:
Research and development	1,545	3,543	6,715	10,111
General and administrative	1,246	2,133	4,348	5,722

Total operating expenses	2,791	5,676	11,063	15,833

Loss from operations	(2,509)	(2,948)	(9,052)	(3,737)

Interest income	7	23	27	73
Interest expense	(1,130)	(970)	(3,172)	(2,882)
Other income (expense)	(4)	9	(43)	17

Net loss and comprehensive loss	$(3,636)	$(3,886)	$(12,240)	$(6,529)

Basic and diluted net loss per common share	$(0.24)	$0.26	$(0.81)	$(0.44)

Shares used in computing basic and diluted net loss per common share	15,186	14,860	15,135	14,836

ARADIGM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2018 (Unaudited)	December 31, 2017 *
ASSETS
Current assets:
Cash and cash equivalents	$2,946	$7,095
Receivables	118	200
Prepaid and other current assets	412	389

Total current assets	3,476	7,684
Property and equipment, net	190	289
Other assets	92	92

Total assets	$3,758	$8,065

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	323	903
Accrued clinical and cost of other studies	14	274
Accrued compensation	761	1,643
Deferred revenue – related party, current	415	1,900
Deferred revenue – other	209	183
Other accrued liabilities	1,099	563

Total current liabilities	2,821	5,466
Deferred rent	57	32
Deferred revenue – related party, non-current	33	90
Debt – non-current, net of discount	1,003	—
Debt – related party, non-current, net of discount	5,905	—
Convertible debt – non-current, net of discount	2,615	2,382
Convertible debt – related party, non-current, net of discount	14,786	12,626

Total liabilities	27,220	20,596

Shareholders’ deficit	(23,462)	(12,531)

Total liabilities and shareholders’ deficit	$3,758	$8,065

*	The balance sheet at December 31, 2017 has been derived from the audited financial statements at that date.

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